SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES AND EXCHANGE ACT OF 1934
February 3, 2009
Date of Report (Date of earliest event report)
ROYAL BANCSHARES OF PENNSYLVANIA, INC.
(Exact name of registrant as specified in its charter)
PENNSYLVANIA
(State or Other Jurisdiction of Incorporation)

0-26366	23-2812193

(Commission File Number)	(IRS Employer Identification Number)

732 Montgomery Avenue, Narberth, Pennsylvania	19072

(Address of Principal Executive Office)	(Zip Code)
610-668-4700
(Issuer’s telephone number, including area code)
N/A
(Former Name or Former Address, if Change Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06 Material Impairments.
On February 3, 2009, Royal Bancshares of Pennsylvania, Inc. (the “Company”) determined that it expects to record pre-tax non-cash charges of approximately $6.2 million for the fourth quarter of 2008 relating to other than temporary impairment for the following items:
•	Approximately $1.3 million for preferred stock held in the Company’s investment portfolio relating to two separate financial institutions. One of such institutions was closed by regulators and the other institution has been unable to raise additional equity capital. The investments in these two financial institutions have been written down to $0 as of December 31, 2008.

•	Approximately $4.9 million relating to a government mortgage-backed security previously pledged to Lehman Brothers Special Financing, Inc. (“LBSF”) in connection with an interest rate swap master agreement entered into in 2002 between the Company and LBSF. As a consequence of the bankruptcy filing of Lehman Brothers Holdings, Inc., an affiliate of LBSF, in September 2008, the interest rate swap agreement was terminated and the Company demanded return of its collateral. In October 2008, the Company sued LBSF to recover possession of its collateral. The Company intends to continue to vigorously pursue the return of the collateral pledged in connection with the interest rate swap. Because of the uncertainty surrounding the litigation and the bankruptcy of Lehman Brothers Holdings, Inc., the Company has recorded an other than temporary impairment charge for the entire carrying value as of December 31, 2008.
Item 8.01 Other Events.
The Company expects to record a provision for loan losses of approximately $9.0 million for the fourth quarter of 2008. Included in the provision are amounts related to a specific reserve of $2.5 million for a loan collateralized by a tax lien portfolio held by the Company’s subsidiary, Crusader Servicing Corporation, specific reserves of $6.4 million related to other credits, and $300,000 added to the general loan loss reserve. The increase in the provision for loan losses results from a number of factors, including current economic conditions, and an increase in net charge-offs.
In addition, as previously disclosed, Joseph P. Campbell, the Company’s former President and Chief Executive Officer, retired during the fourth quarter of 2008. The Company recorded a pre-tax charge of approximately $2.1 million in connection with its obligations to Mr. Campbell under his transition and separation agreement with the Company. Mr. Campbell’s retirement and a description of his transition agreement was included in a Form 8-K filed by the Company on October 16, 2008.
As a result of the expected operating loss for 2008, including the losses for the fourth quarter specifically, the Company has determined that a valuation allowance against deferred tax assets of approximately $7.9 million, a portion of which will represent a charge to earnings, will be recorded in the fourth quarter of 2008. Therefore, a tax benefit on the operating losses for the fourth quarter of 2008 is not expected to be recognized.
In addition, as previously disclosed, the Company, through a subsidiary, owns a limited partnership interest in a real estate project for the conversion of an apartment complex into condominiums. Due to a recent decline in condominium sales for the project, the Company is presently reviewing additional information in connection with determining whether a potential impairment charge for the long lived assets of the project may be necessary for the fourth quarter of 2008. To the extent any such charge is determined to be necessary, it will be reflected in the full-year 2008 earnings.

After giving effect to the impairment charges described under Item 2.06 and the additional charges described in this Item 8.01, the Company and its two bank subsidiaries, Royal Bank America and Royal Asian Bank, will remain “well-capitalized,” as defined by current regulatory requirements as of December 31, 2008.
The Company expects to release fourth quarter and full-year 2008 earnings information later in February.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Royal Bancshares of
Pennsylvania, Inc.

Dated: February 9, 2009	/s/ James J. McSwiggan, Jr.

James J. McSwiggan, Jr.
President